Exhibit 99.1

Approved by:

Solexa, Inc. Omead Ostadan (510) 670-9471 oostadan@solexa.com
Contacts:

North American Media Contact:	Investor Contacts:
EVC Group, Inc.	EVC Group, Inc.
Steve DiMattia	Doug Sherk (dsherk@evcgroup.com)
sdimattia@evcgroup.com	Jenifer Kirtland (jkirtland@evcgroup.com)
(646) 277-8706	(415) 896-6820
European Media Contact:
Northbank Communications
Sue Charles, CEO
+44 (0)20 7886 8152
s.charles@northbankcommunications.com
SOLEXA NAMES BROCK SIEGEL CHIEF OPERATING OFFICER
HAYWARD, Calif. and Cambridge, UK (July 19, 2006) — Solexa, Inc. (Nasdaq: SLXA) today announced the appointment of Brock Siegel, Ph.D. to the newly created position of chief operating officer. Dr. Siegel will assume responsibility for all manufacturing operations, including supply chain management and product distribution services, for the Solexa Genome Analysis System and related consumables.
“Brock’s extensive experience directing a wide range of global operations, product engineering and quality-related processes is well suited for this key position,” said John West, chief executive officer of Solexa. “He has facilitated production of over 3,000 products and has achieved an impressive track record in implementing operational efficiencies. His timely addition to the company will significantly enhance our ability to put in place manufacturing infrastructure and processes necessary to respond to the expected demand for the Solexa Genome Analysis System at broad commercial release.”
Dr. Siegel, 58, has 26 years of global industry experience, including the last 15 years with Applied Biosystems in a variety of senior management positions involving product development and manufacturing of devices and consumables. He served most recently as vice president, quality and process excellence. Prior to his tenure with Applied Biosystems, Dr. Siegel managed manufacturing, commercialization and research & development of DNA/protein consumables for scientific and technical instruments at Millipore Corp. He also held positions of increasing responsibility in product and process development and chemical engineering at Henkel Research Corporation and its parent, Henkel KGaA in Düsseldorf, Germany.

“With its commercial systems already at multiple leading institutes, Solexa is successfully executing on its plans to deliver this transforming technology to researchers in 2006,” said Dr. Siegel. “I am delighted to join this leading organization at such an exciting time, and I look forward to contributing to the ongoing commercial success of the company.”
Dr. Siegel served as Professor of Bio-organic Chemistry and Chemical Engineering at the University of Minnesota and conducted post-doctoral work on enzyme mechanisms and organic model systems at Columbia University. He received a PhD from the University of Illinois, where he focused on analytical instrumentation, and a BS in chemistry from Syracuse University.
About Solexa
Solexa, Inc. is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development and manufacturing, commercialization of the Company’s novel genetic analysis technology, and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Solexa does not undertake any obligation to update forward-looking statements.
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